EXHIBIT 5

July 14, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:                             Houston Wire & Cable Company – Registration of
Common Stock, Par Value $.001 Per Share, on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Houston Wire & Cable Company, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 2,045,065 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), of which 245,065 shares of Common Stock are issuable under the Houston Wire & Cable Company 2000 Stock Plan and 1,800,000 shares of Common Stock are issuable under the Houston Wire & Cable Company 2006 Stock Plan (collectively referred to as the “Plans”).

In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

Based on the foregoing, it is our opinion that the shares of the Common Stock, when issued in accordance with the terms of the Plans, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus